Exhibit 12

VOTE of RABO DE PEIXE TRANSPORTES, SERVIÇOS MARÍTIMOS E EMPREENDIMENTOS TURÍSTICOS LTDA., VIC DTVM S/A, VICTOR ADLER, ANTONIA CLIUCY PIRES CHAVES, ROSANE MORAES COUTINHO DE OLIVEIRA and EDUARDO PANTALEÃO BAUMEIER (the “Shareholders”) presented at the Annual General and Extraordinary Shareholders’ Meeting (“AGO/E”) of Oi S.A. - In Judicial Reorganization, held on April 26, 2019, at 11:00 a.m.

At the Annual General Meeting:

1. In relation to item (1), of the Agenda “To analyze the management accounts, examine, discuss and vote on the financial statements related to the fiscal year ended December 31, 2018,” the Shareholders ABSTAIN FROM VOTING.

2. In relation to item (2), of the Agenda “To deliberate on the allocation of the results of the fiscal year ended December 31, 2018”, the Shareholders ABSTAIN FROM VOTING.

3. In relation to item (3), of the Agenda “To establish the annual global amount of compensation for Management and members of the Company’s Fiscal Counci”, the Shareholders vote for REJECTION.

4. In relation to item (4) of the Agenda. “To elect the members of the Fiscal Council and their respective alternates.” the Shareholders vote for Raphael Manhães Martins, as member, and Domenica Eisenstein Noronha, as alternate.

At the Extraordinary General Meeting:

5. In relation to item (5) of the Agenda, “To deliberate about the amendment and consolidation of the Bylaws with the purpose of converting the Audit, Risk, and Control Committee into a Statutory Audit Committees and to assign its members all of the functions of an audit committee currently exercised by the Fiscal Council, in compliance with applicable U.S. regulations” Shareholders vote for REJECTION.

6. In relation to item (6), “To approve the Long-Term Incentive Plan based on the shares issued by the Company for Executives” of the Agenda, the Shareholders vote for REJECTION.

7. In relation to item (7) “To approve the Long-Term Incentive Plan based on shares issued by the Company for the members of the Board of Directors” of the Agenda, the Shareholders vote for REJECTION.

8. In relation to item (8) “To approve the Company’s Loss Replacement Policy, which provides the rules, limits and procedures applicable to the indemnity agreements to be entered into by the Company and its direct and indirect subsidiaries, and their Directors, Officers and employees covered by the Policy, duly supported by the template indemnity agreement to be entered into with each beneficiary” of the Agenda, the Shareholders vote for REJECTION.

9. In relation to item (9), “Ratification of all acts performed by the Company’s management in the scope of Judicial Reorganization” of the Agenda, the Shareholders ABSTAIN FROM VOTING.

RABO DE PEIXE TRANSPORTES, SERVIÇOS MARÍTIMOS E EMPREENDIMENTOS TURÍSTICOS LTDA. (CNPJ n° 07.278.425/0001-06)

VIC DTVM S.A. (CNPJ nº 14.388.516/0001-60)

VICTOR ADLER (CPF nº 203.840.097-00)

ANTONIA CLIUCY PIRES CHAVES (CPF no. 240.557.782-87)

ROSANE MORAES COUTINHO DE OLIVEIRA (CPF n° 358.729.007-59)

EDUARDO PANTALEÃO BAUMEIER (CPF nº 018.025.117-17)

p.p. Guilherme Panisset Barreto Bernardes

OAB/RJ n° 183.455

Page 2 of 2 of RABO DE PEIXE TRANSPORTES, SERVIÇOS MARÍTIMOS E EMPREENDIMENTOS TURÍSTICOS LTDA., VIC DTVM S/A, VICTOR ADLER. ANTONIA CLIUCY PIRES CHAVES, ROSANE MORAES COUTINHO DE OLIVEIRA and EDUARDO PANTALEÃO BAUMEIER presented to the chair of the Annual General and Extraordinary Shareholders’ Meeting (“AGO/E”) of Oi S.A. – In Judicial Reorganization, held on April 26, 2019, at 11 am.